April 22, 2015

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Greenwood Village, CO 80111

Re: Opinion of Counsel
Registration Statement on Form S-1 under the Securities Act of 1933
Great-West SecureFoundation Group Fixed Deferred Annuity Certificate, File No. 333-209902

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced registration statement (the "Registration Statement") of Great-West SecureFoundation Group Fixed Deferred Annuity Certificate (the "Certificate"), issued by Great-West Life & Annuity Insurance Company, a Colorado corporation (the "Company"), with respect to the proposed sale of Certificates issued pursuant to Guaranteed Income Annuity Contracts described in the prospectus (the "Prospectus") contained in the Registration Statement.

I am the Associate General Counsel, Products & Corporate, of the Company. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on the foregoing, I am of the opinion that:

1.	The Company is a corporation in good standing, duly organized and validly existing under the laws of the State of Colorado, and subject to regulation by the Colorado Division of Insurance.

2.	The Certificate is validly established in accordance with the provisions of the Colorado Insurance Code.

3.
All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and when the Contracts are issued and sold in accordance with the Prospectus contained in the Registration Statement (or as amended further to comply with the requirements of the Securities and Exchange Commission), all applicable state laws will have been complied with.

4.
When issued and sold as described in the Prospectus, the Certificate will be legally issued, fully paid and non-assessable, and represent binding obligations of the Company in accordance with their terms.

I consent to the use of this opinion or a copy thereof as an exhibit to the Registration Statement.

Sincerely,

/s/ Ryan L. Logsdon

Ryan L. Logsdon
Associate General Counsel, Products & Corporate